EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS FOURTH QUARTER AND YEAR END 2022 RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.075

Selected Highlights

•
Fourth quarter net income of $20.0 million and Operating EBITDA* of $96.1 million
•
Full year 2022 record net income of $247.0 million and record Operating EBITDA* of $536.5 million
•
Quarterly cash dividend of $0.075 per share

NEW YORK, NY, February 16, 2023 ‑ Mercer International Inc. (Nasdaq: MERC) today reported fourth quarter 2022 Operating EBITDA of $96.1 million a decrease from $164.9 million in the fourth quarter of 2021 and $140.9 million in the third quarter of 2022.

In the fourth quarter of 2022, net income was $20.0 million (or $0.30 per share) compared to $74.5 million (or $1.13 per basic share and $1.12 per diluted share) in the fourth quarter of 2021 and net income of $66.7 million (or $1.01 per basic share and $1.00 per diluted share) in the third quarter of 2022.

In 2022, Operating EBITDA increased by 12% to a record $536.5 million from $478.8 million in 2021. In 2022, net income was a record $247.0 million (or $3.74 per basic share and $3.71 per diluted share) from $171.0 million (or $2.59 per basic share and $2.58 per diluted share) in 2021.

Mr. Juan Carlos Bueno, the Chief Executive Officer, stated: “Our solid fourth quarter operating results reflect strong pulp sales, which were however more than offset by lower sales prices, higher planned maintenance and fiber costs and the negative impact of the weaker US dollar compared to our third quarter operating results.

Total pulp production increased approximately 6% compared to the third quarter primarily due to improved production at our Stendal mill as they ramped up production following the third quarter shut down caused by a fire in its wood yard. The Stendal mill is currently running at or about capacity and the repairs related to the fire are expected

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income to Operating EBITDA.

to be completed in the second quarter. Pulp sales volumes also increased relative to the third quarter in proportion to the pulp production increase.

Our solid wood segment’s fourth quarter operating results include the results of our recently acquired Torgau mill. Overall, this segment’s operating results were negatively impacted by lower sales prices, which were partially offset by improved lumber and energy sales volumes. During the quarter we achieved approximately $6 million of synergies on an annualized basis from our Torgau operations. These primarily came in the form of optimizing fiber utilizations among our mills. Our integration efforts are ongoing as we work to capture all available synergies.

Lower energy prices and the impact of the German energy windfall tax negatively affected our fourth quarter results by approximately $49 million compared to the prior quarter. The decline is the result of lower energy prices in Germany in the fourth quarter as warm weather and strong natural gas storage levels took significant pressure off the market electricity price. Effective December 1, 2022, Germany implemented a windfall tax which taxes revenues at 90% above a “base threshold”. Energy prices in Germany ended the year at about such base threshold level.

In the fourth quarter we also experienced significant fiber cost increases as demand for low quality pulp wood in Germany was being driven by the energy sector and in Western Canada there was lower fiber availability due to sawmill curtailments. In the fourth quarter our fiber costs increased roughly $21 million compared to the prior quarter. Planned major maintenance negatively impacted EBITDA by almost $20 million in the current quarter compared to the third quarter.

In China we currently expect modestly higher NBSK pulp prices in the first part of 2023 due to China's reopening after lifting of COVID-19 restrictions and the seasonal demand increase after the lunar new year. We currently expect modestly declining NBSK pulp prices in Europe and North America in the first half of 2023 as a result of lower demand due to inflationary pressures negatively impacting paper demand. For NBHK pulp we currently expect prices to decrease in the first half of 2023 due to additional supply coming online.

In our solid wood segment, we currently expect lumber prices to modestly increase in the first half of 2023 due to producer curtailments, low customer inventory levels and the start of the construction season. These positive impacts will be partially offset by lower demand caused by continued economic uncertainty due to inflation and higher interest rates. ”

Mr. Bueno concluded: “As I look to 2023, I am excited about Mercer’s strong operational foundation and the many options it gives us as we look to continue to grow and diversify our solid wood and bio-products revenues. Last year Mercer Mass Timber built up the engineering and design team and enhanced the operations to position it to bid on major construction projects and fill out its order book. We will continue to run the Company based on continuous improvement to enhance efficiency, lower costs and manage our liquidity prudently to enhance value.”

Consolidated Financial Results

	Q4	Q3	Q4	YTD		YTD
	2022	2022	2021	2022	(1)	2021
	(in thousands, except per share amounts)
Revenues	$583,056	$532,814	$518,957	$2,280,937		$1,803,255
Operating income	$47,263	$108,723	$129,963	$392,368		$346,583
Operating EBITDA	$96,128	$140,867	$164,925	$536,521		$478,782
Loss on early extinguishment of debt	$—	$—	$—	$—		$(30,368)	(2)
Net income	$20,024	$66,746	$74,522	$247,039		$170,988
Net income per common share
Basic	$0.30	$1.01	$1.13	$3.74		$2.59
Diluted	$0.30	$1.00	$1.12	$3.71		$2.58

______________

(1)
Results of Torgau included from the date of acquisition on September 30, 2022.
(2)
Redemption of 6.50% senior notes due 2024 and 7.375% senior notes due 2025.

Consolidated – Three Months Ended December 31, 2022 Compared to Three Months Ended December 31, 2021

Total revenues in the fourth quarter of 2022 increased by approximately 12% to $583.1 million from $519.0 million in the same quarter of 2021 primarily due to higher pulp sales realizations and the inclusion of the Torgau facility from September 30, 2022 partially offset by lower sales volumes and lumber sales realizations.

Costs and expenses in the fourth quarter of 2022 increased by approximately 38% to $535.8 million from $389.0 million in the fourth quarter of 2021 due to the inclusion of Torgau, higher per unit fiber and chemical costs and maintenance costs partially offset by the positive impact of a stronger dollar on our euro and Canadian dollar denominated costs and expenses and a lower pulp sales volume.

In the fourth quarter of 2022, Operating EBITDA decreased by approximately 42% to $96.1 million from $164.9 million in the same quarter of 2021 primarily due to higher per unit fiber and chemical costs and higher maintenance costs partially offset by higher pulp sales realizations and the positive impact of a stronger dollar.

Segment Results

Pulp

	Three Months Ended December 31,
	2022	2021
	(in thousands)
Pulp revenues	$425,421	$400,379
Energy and chemical revenues	$37,804	$35,966
Operating income	$68,972	$113,172

In the fourth quarter of 2022, pulp segment operating income decreased by approximately 39% to $69.0 million from $113.2 million in the same quarter of 2021 primarily due to higher per unit fiber and chemical costs and higher maintenance costs partially offset by higher realized prices and the positive impact of a stronger dollar.

Pulp revenues in the fourth quarter of 2022 increased by approximately 6% to $425.4 million from $400.4 million in the same quarter of 2021 due to higher sales realizations partially offset by lower sales volumes. In the fourth quarter of 2022, third party industry quoted average list prices for NBSK pulp increased from the same quarter of 2021 primarily as a result of low customer inventory levels. Our average NBSK pulp sales realizations increased by approximately 16% to $913 per ADMT in the fourth quarter of 2022 from approximately $784 per ADMT in the same quarter of 2021.

In the fourth quarter of 2022 compared to the same quarter of 2021, we had a positive impact of approximately $27.4 million in operating income due to foreign exchange, primarily as a result of the effect of the stronger dollar on our euro and Canadian dollar denominated costs and expenses.

Costs and expenses in the fourth quarter of 2022 increased by approximately 22% to $394.3 million from $323.3 million in the fourth quarter of 2021 primarily due to higher per unit fiber and chemical costs and higher maintenance costs partially offset by the positive impact of a stronger dollar and lower pulp sales volumes. In the fourth quarter of 2022, our pulp mills had 21 days of annual maintenance downtime compared to no annual maintenance downtime in the fourth quarter of 2021.

In the fourth quarter of 2022 per unit fiber costs increased by approximately 43% from the same quarter of 2021 due to higher per unit fiber costs for all of our mills. Our German mills had higher per unit fiber costs as a result of strong demand from other wood consumers such as heating pellet manufacturers. For our Canadian mills, per unit fiber costs increased due to strong demand in the mills' fiber baskets and for our Celgar mill a decrease in the availability of wood chips due to regional sawmill curtailments. In the first quarter of 2023, we currently expect modestly lower per unit fiber costs in Germany due to lower demand for wood for energy purposes and generally flat per unit fiber costs in Canada.

Solid Wood

	Three Months Ended December 31,
	2022	2021
	(in thousands)
Lumber revenues	$45,041	$71,965
Energy revenues	$7,310	$4,940
Manufactured products revenues	$5,583	$2,391
Pallet revenues	$36,063	$—
Biofuel revenues	$17,691	$—
Wood residual revenues	$6,722	$2,027
Operating income (loss)	$(14,281)	$17,852

In the fourth quarter of 2022, the solid wood segment had an operating loss of $14.3 million compared to operating income of $17.9 million in the same quarter of 2021 primarily due to lower sales realizations.

Average lumber sales realizations decreased by approximately 34% to $454 per Mfbm in the fourth quarter of 2022 from approximately $689 per Mfbm in the same quarter of 2021 due to lower demand in both the European and U.S. markets. Demand in both the European and U.S. markets was negatively impacted by rising interest rates, inflationary pressures and an uncertain economic outlook.

Fiber costs were approximately 75% of our lumber cash production costs in the fourth quarter of 2022. In the fourth quarter of 2022, per unit fiber costs for our Friesau sawmill were flat when compared to the same quarter of 2021. We currently expect per unit fiber costs to modestly decrease in the first quarter of 2023.

Consolidated – Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

Total revenues in 2022 increased by approximately 26% to a record $2,280.9 million from $1,803.3 million in 2021 primarily due to higher sales realizations, higher pulp sales volumes and the inclusion of revenues from our Torgau facility since September 30, 2022. These increases were partially offset by the negative impact of a stronger dollar on our euro denominated energy and European lumber revenues.

Costs and expenses in 2022 increased by approximately 30% to $1,888.6 million from $1,456.7 million in 2021 primarily due to higher per unit fiber, freight, chemical and energy costs, the inclusion of Torgau's results and a higher pulp sales volume partially offset by the positive impact of a stronger dollar on our euro and Canadian dollar denominated costs and expenses.

In 2022, Operating EBITDA increased by approximately 12% to a record $536.5 million from $478.8 million in 2021 as higher sales realizations, the positive impact of a stronger dollar and higher pulp sales volumes were only partially offset by higher per unit fiber and other production and freight costs.

Liquidity

As of December 31, 2022, we had cash and cash equivalents of $354.0 million and approximately $281.6 million available under our revolving credit facilities providing us with aggregate liquidity of about $635.6 million.

Quarterly Dividend

A quarterly dividend of $0.075 per share will be paid on April 5, 2023 to all shareholders of record on March 29, 2023. Future dividends are subject to Board approval and may be adjusted as business and industry conditions warrant.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for February 17, 2023 at 10:00 AM ET. Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/mmc/p/9vbapy7e or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany, USA and Canada with consolidated annual production capacity of 2.3 million tonnes of pulp, 960 million board feet of lumber, 140 thousand cubic meters of CLT, 17 million pallets and 230,000 metric tonnes of biofuels. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "are optimistic that", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q4	Q3	Q4	YTD		YTD
	2022	2022	2021	2022	(1)	2021
	(in thousands, except per share amounts)
Pulp segment revenues	$463,225	$456,657	$436,345	$1,866,117		$1,483,093
Solid wood segment revenues	118,410	74,266	81,323	408,458		313,472
Corporate and other revenues	1,421	1,891	1,289	6,362		6,690
Total revenues	$583,056	$532,814	$518,957	$2,280,937		$1,803,255

Pulp segment operating income	$68,972	$109,985	$113,172	$340,664		$251,724
Solid wood segment operating income (loss)	(14,281)	2,896	17,852	70,642		106,092
Corporate and other operating loss	(7,428)	(4,158)	(1,061)	(18,938)		(11,233)
Total operating income	$47,263	$108,723	$129,963	$392,368		$346,583

Pulp segment depreciation and amortization	$29,199	$28,174	$30,298	$112,058		$115,293
Solid wood segment depreciation and amortization	19,451	3,733	4,288	31,170		15,784
Corporate and other depreciation and amortization	215	237	376	925		1,122
Total depreciation and amortization	$48,865	$32,144	$34,962	$144,153		$132,199

Operating EBITDA	$96,128	$140,867	$164,925	$536,521		$478,782
Loss on early extinguishment of debt	$—	$—	$—	$—		$(30,368)	(2)
Income tax provision	$(8,608)	$(31,294)	$(43,706)	$(98,264)		$(89,579)
Net income	$20,024	$66,746	$74,522	$247,039		$170,988
Net income per common share
Basic	$0.30	$1.01	$1.13	$3.74		$2.59
Diluted	$0.30	$1.00	$1.12	$3.71		$2.58
Common shares outstanding at period end	66,167	66,167	66,037	66,167		66,037

______________

(1)
Results of Torgau included from the date of acquisition on September 30, 2022.
(2)
Redemption of 6.50% senior notes due 2024 and 7.375% senior notes due 2025.

Summary Operating Highlights

	Q4		Q3	Q4	YTD		YTD
	2022		2022	2021	2022	(1)	2021
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	390.9		362.9	476.2	1,607.6		1,671.2
NBHK	80.6		82.1	48.8	271.0		192.7
Annual maintenance downtime ('000 ADMTs)	39.5		17.3	-	111.0		253.7
Annual maintenance downtime (days)	21		17	-	80		188
Pulp sales ('000 ADMTs)
NBSK	393.4		356.6	465.6	1,660.8		1,616.9
NBHK	72.0		69.3	50.7	257.0		195.8
Average NBSK pulp prices ($/ADMT)(2)
Europe	1,442		1,500	1,302	1,427		1,243
China	920		969	723	949		850
North America	1,745		1,800	1,472	1,704		1,478
Average NBHK pulp prices ($/ADMT)(2)
China	837		855	562	794		661
North America	1,608		1,620	1,262	1,514		1,225
Average pulp sales realizations ($/ADMT)(3)
NBSK	913		911	784	876		779
NBHK	896		990	649	869		615
Energy production ('000 MWh)(4)	515.8		484.2	480.9	2,028.1		1,826.5
Energy sales ('000 MWh)(4)	183.4		174.3	184.2	751.7		702.0
Average energy sales realizations ($/MWh)(4)	156	(5)	339	184	214	(5)	123
Solid Wood Segment
Lumber
Production (MMfbm)	117.3		97.1	111.3	442.2		447.9
Sales (MMfbm)	99.2		89.8	104.4	409.9		419.7
Average sales realizations ($/Mfbm)	454		605	689	703		699
Energy
Production and sales ('000 MWh)	39.0		20.6	23.2	109.6		74.6
Average sales realizations ($/MWh)	159	(5)	394	213	224	(5)	155
Manufactured products(6)
Production ('000 cubic meters)	8.3		15.0	6.1	36.3		6.1
Sales ('000 cubic meters)	6.1		10.5	4.1	28.8		4.1
Average sales realizations ($/cubic meters)	561		677	580	715		580
Pallets
Production ('000 units)	2,568.4		-	-	2,568.4		-
Sales ('000 units)	2,646.3		-	-	2,646.3		-
Average sales realizations ($/unit)	14		-	-	14		-
Biofuels(7)
Production ('000 tonnes)	45.7		-	-	45.7		-
Sales ('000 tonnes)	49.8		-	-	49.8		-
Average realizations ($/tonne)	355		-	-	355		-
Average Spot Currency Exchange Rates
$ / €(8)	1.0218		1.0066	1.1437	1.0534		1.1830
$ / C$(8)	0.7366		0.7659	0.7936	0.7691		0.7981

______________

(1)
Results of Torgau included from the date of acquisition on September 30, 2022.
(2)
Source: RISI pricing report. Europe and North America are list prices. China are net prices which include discounts, allowances and rebates.
(3)
Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(4)
Does not include our 50% joint venture interest in the Cariboo mill, which is accounted for using the equity method.
(5)
Energy sales realizations for Q4 2022 and YTD 2022 are net of the German energy windfall tax of $6.7 million for the pulp segment and $1.1 million for the solid wood segment.
(6)
Manufactured products includes finger joint lumber and cross-laminated timber.
(7)
Biofuels includes briquettes and pellets.
(8)
Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Revenues	$583,056	$518,957	$2,280,937	$1,803,255
Costs and expenses
Cost of sales, excluding depreciation and amortization	451,196	335,378	1,638,672	1,245,622
Cost of sales depreciation and amortization	48,841	34,942	144,064	132,117
Selling, general and administrative expenses	35,756	18,674	105,833	78,933
Operating income	47,263	129,963	392,368	346,583
Other income (expenses)
Interest expense	(18,768)	(17,016)	(71,499)	(70,047)
Loss on early extinguishment of debt	—	—	—	(30,368)
Other income	137	5,281	24,434	14,399
Total other expenses, net	(18,631)	(11,735)	(47,065)	(86,016)
Income before income taxes	28,632	118,228	345,303	260,567
Income tax provision	(8,608)	(43,706)	(98,264)	(89,579)
Net income	$20,024	$74,522	$247,039	$170,988
Net income per common share
Basic	$0.30	$1.13	$3.74	$2.59
Diluted	$0.30	$1.12	$3.71	$2.58
Dividends declared per common share	$0.075	$0.065	$0.300	$0.260

MERCER INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$354,032	$345,610
Accounts receivable, net	351,993	345,345
Inventories	450,470	356,731
Prepaid expenses and other	21,680	16,619
Total current assets	1,178,175	1,064,305
Property, plant and equipment, net	1,341,322	1,135,631
Investment in joint ventures	45,635	49,651
Amortizable intangible assets, net	61,497	47,902
Goodwill	30,937	—
Operating lease right-of-use assets	15,049	9,712
Pension asset	4,397	4,136
Other long-term assets	48,025	38,718
Deferred income tax	—	1,177
Total assets	$2,725,037	$2,351,232
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$377,306	$282,307
Pension and other post-retirement benefit obligations	755	817
Total current liabilities	378,061	283,124
Long-term debt	1,346,508	1,237,545
Pension and other post-retirement benefit obligations	12,178	21,252
Operating lease liabilities	9,475	6,574
Other long-term liabilities	14,072	13,590
Deferred income tax	125,959	95,123
Total liabilities	1,886,253	1,657,208
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 66,167,000 issued and outstanding (2021 – 66,037,000)	66,132	65,988
Additional paid-in capital	354,495	347,902
Retained earnings	598,119	370,927
Accumulated other comprehensive loss	(179,962)	(90,793)
Total shareholders’ equity	838,784	694,024
Total liabilities and shareholders’ equity	$2,725,037	$2,351,232

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Year Ended December 31,
	2022	2021	2020
Cash flows from (used in) operating activities
Net income (loss)	$247,039	$170,988	$(17,235)
Adjustments to reconcile net income (loss) to cash flows from operating activities
Depreciation and amortization	144,153	132,199	128,921
Deferred income tax provision (recovery)	7,003	18,791	(15,249)
Inventory impairment	—	—	25,998
Loss on early extinguishment of debt	—	30,368	—
Defined benefit pension plans and other post-retirement benefit plan expense	1,708	2,831	3,053
Stock compensation expense	6,737	2,394	928
Gain on sale of investments	(519)	—	(17,540)
Foreign exchange transaction losses (gains)	(16,802)	(16,597)	13,272
Other	(722)	384	543
Defined benefit pension plans and other post-retirement benefit plan contributions	(2,942)	(4,258)	(4,164)
Changes in working capital
Accounts receivable	(20,476)	(121,579)	(6,269)
Inventories	(63,184)	(96,442)	(11,430)
Accounts payable and accrued expenses	66,796	75,589	(53,744)
Other	(8,131)	(12,454)	(5,519)
Net cash from (used in) operating activities	360,660	182,214	41,565
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(178,742)	(159,440)	(78,518)
Acquisitions, net of cash acquired	(256,604)	(51,258)	—
Property insurance proceeds	8,616	21,540	—
Purchase of amortizable intangible assets	(495)	(1,385)	(647)
Purchase of investments	(75,000)	—	(9,370)
Proceeds from sale of investments	75,519	—	26,910
Other	1,029	3,416	1,798
Net cash from (used in) investing activities	(425,677)	(187,127)	(59,827)
Cash flows from (used in) financing activities
Redemption of senior notes	—	(824,557)	—
Proceeds from issuance of senior notes	—	875,000	—
Proceeds from (repayment of) revolving credit facilities, net	115,330	(33,396)	52,651
Dividend payments	(19,847)	(17,167)	(21,892)
Payment of debt issuance costs	(3,871)	(14,483)	—
Proceeds from government grants	1,067	9,333	362
Payment of finance lease obligations	(10,003)	(7,850)	(4,636)
Other	(711)	3,616	(168)
Net cash from (used in) financing activities	81,965	(9,504)	26,317
Effect of exchange rate changes on cash and cash equivalents	(8,526)	(1,071)	1,958
Net increase (decrease) in cash and cash equivalents	8,422	(15,488)	10,013
Cash and cash equivalents, beginning of year	345,610	361,098	351,085
Cash and cash equivalents, end of year	$354,032	$345,610	$361,098

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or operating income as a measure of performance, nor as an alternative to net cash from (used in) operating activities as a measure of liquidity. The following tables set forth the net income to Operating EBITDA:

	Q4	Q3	Q4	YTD		YTD
	2022	2022	2021	2022	(1)	2021
Net income	$20,024	$66,746	$74,522	$247,039		$170,988
Income tax provision	8,608	31,294	43,706	98,264		89,579
Interest expense	18,768	17,935	17,016	71,499		70,047
Loss on early extinguishment of debt	—	—	—	—		30,368
Other income	(137)	(7,252)	(5,281)	(24,434)		(14,399)
Operating income	47,263	108,723	129,963	392,368		346,583
Add: Depreciation and amortization	48,865	32,144	34,962	144,153		132,199
Operating EBITDA	$96,128	$140,867	$164,925	$536,521		$478,782

______________

(1)
Results of Torgau included from the date of acquisition on September 30, 2022.